UNITED STATES PATENT AND TRADEMARK OFFICE

UNITED STATES DEPARTMENT OF COMMERCE
United States Patent and Trademark Office
Address: COMMISSIONER FOR PATENTS
P.O. Box 1450
Alexandria, Virginia 22313-1450
www.uspto.gov

APPLICATION NO.	ISSUE DATE	PATENT NO.	ATTORNEY DOCKET NO.	CONFIRMATION NO.
29/441,687	04/08/2014	D702360	APPE-115DES	9486

13173 7590 03/19/2014
Blue Filament Law
450 North Old Woodward
First Floor
Birmingham, MI 48009

ISSUE NOTIFICATION

The projected patent number and issue date are specified above.

Determination of Patent Term Extension or Adjustment under 35 U.S.C. 154 (b)

Design patents have a term measured from the issue date of the patent and the term remains the same length regardless of the time that the application for the design patent was pending. Since the above-identified application is an application for a design patent, the patent is not eligible for Patent Term Extension or Adjustment under 35 U.S.C. 154(b).

Any questions regarding the Patent Term Extension or Adjustment determination should be directed to the Office of Patent Legal Administration at (571)-272-7702. Questions relating to issue and publication fee payments should be directed to the Application Assistance Unit (AAU) of the Office of Data Management (ODM) at (571)-272-4200.

APPLICANT(s) (Please see PAIR WEB site http://pair.uspto.gov for additional applicants):

Jonathan Shenker, Jerusalem, ISRAEL;